UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

PULSE EVOLUTION CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-190431	47-1336692
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

10521 SW Village Center Drive, Suite 201, Port St. Lucie, FL	34987
(Address of principal executive offices)	(Zip Code)

(772) 545-4200

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Marilyn Monroe Visual Rights Partner Agreement

Under the terms of the October 6, 2014 Partner Agreement (the “Partner Agreement”) we entered into with The Estate of Marilyn Monroe LLC (the “Monroe Estate”), we agreed to develop for the Monroe Estate entertainment projects (the “Project” or “Projects”) to utilize a realistic computer-generated image of Marilyn Monroe (“Virtual Marilyn”). The likeness will be used to create entertainment and branding revenue opportunities for us, generated from holographic performances in live shows and commercials. The Monroe Estate holds the likeness, appearance, and publicity rights of Marilyn Monroe (“Monroe IP Rights”). Under the terms of the Partner Agreement, the Monroe Estate has granted us exclusive rights to develop Projects for a limited period of time. We have agreed to create and make presentations to third parties (the “Target” or “Targets”) regarding the commercial and live use of the Projects including rights to enter into development agreements with Targets for the development of the Projects.

Under the terms of the Partner Agreement, the Monroe Estate has granted us a limited and nonexclusive worldwide license to the Monroe IP Rights, to use, copy, modify, and create the Projects (the “Company License Rights”). We will retain ownership over the technology, materials, and media used in the performance of the Projects, which is separable from the Monroe IP Rights (“Company Materials”). The Monroe Estate may use the Company Materials on a perpetual, irrevocable, assignable, sub-licensable worldwide basis if the Monroe Estate pays us certain royalties. The Monroe Estate has the right to approve all elements of the Virtual Marilyn Projects we develop including any advertising elements which we are required to submit to them for approval.

We agreed to pay an upfront launch fee to the Monroe Estate (the “Upfront Launch Fee”) which is subject to certain guarantees and rights and the Monroe Estate agreed to pay us a portion of revenues derived from Virtual Marilyn Projects we secure. We also agreed to pay the Monroe Estate a royalty based on certain services we may provide to third parties which utilize the Monroe IP Rights.

The Partner Agreement will be automatically terminated if we breach the same provision of the Partner Agreement twice, however, the Monroe Estate will still be entitled to certain royalties. After the first breach by us, the Monroe Estate must give us written notice of the breach. Further, the Monroe Estate has the right to suspend its performance under and/or terminate the Partner Agreement if we (i) fail to make a required payment to the Monroe Estate (subject to a 5 business day cure period), (ii) breach the Partner Agreement (subject to a 15 business day cure period), (iii) commit an act of gross negligence or wanton misconduct (subject to a 10 business day cure period), (iv) file a bankruptcy petition or such petition is filed against us, (v) fail to generate the minimum net revenue in any Contract Year. We have the right to suspend our performance under and/or terminate the Partner Agreement if the Monroe Estate breaches the Partner Agreement, subject to a cure period of 30 business days, after the Monroe Estate receives written notice from us.

The Partner Agreement contains general provisions dealing with confidentiality, insurance, indemnity, quality standards of the Projects, and dispute resolution.

The foregoing description of the Partner Agreement is qualified in its entirety by reference to such Partner Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Partner Agreement between Marilyn Monroe EPE IP, LLC and Pulse Evolution Corporation effective as of August 1, 2014.*

*Portions of this agreement have been omitted and redacted and separately filed with the Securities and Exchange Commission with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PULSE EVOLUTION CORPORATION

Date: October 10, 2014	By:	/S/ Frank Patterson
Frank Patterson, Chief Executive Officer